Exhibit 16

LAWRENCE SCHARFMAN & CO., CPA PC
Certified Public Accounts

18 E. SUNRISE HIGHWAY,#203		7104 Corning Circle
Freeport, NY 11520		Boynton Beach, Fl. 33437
Telephone (516) 771-5900		Telephone (561) 733-0296
Facsimile (516) 771-2598		Facsimile (561) 470-0613

September 15, 2009

SECURITIES AND EXCHANGE COMMISSION
Division of Corporation Finance
100 F Street, N.E., Mail Stop 7010
Washington, D.C. 20549

Re:           UC Hub Group, Inc. (the “Company”)
Form 8-K Item 4.01 (the “Report”)
Filed:  September 15, 2009

Gentlemen:

We have reviewed the above referenced Report filed by the Company.  We do not disagree with the statements made by the Company in the Report and authorize the Company to file a copy of this letter as an exhibit to the Report.

Lawrence Scharfman CPA

/s/ Lawrence Scharfman
   ________________________
     Lawrence Scharfman, CPA

Member:

American Institute CPAS	Florida Institute CPAS
Licensed in Florida & New York